Exhibit 99.2

Event ID: 1006572
Event Name: Q4 2004 Affirmative Insurance Holdings Inc. Earnings Conference Call
Event Date: 2005-02-24T16:00:00 UTC

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Notes:
Converted From Text Transcript
Event ID 1006572
Q4 2004 Affirmative Insurance Holdings Inc. Earnings Conference Call February 24, 2005
C: David Snyder; Affirmative Insurance Holdings Inc.; Vice President and General Counsel
C: Tom Mangold; Affirmative Insurance Holdings Inc.; President and CEO
C: Tim Bienek; Affirmative Insurance Holdings Inc.; Executive Vice President and CFO
C: Sean McPadden; Affirmative Insurance Holdings Inc.; Executive Vice President

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C: David Snyder; Affirmative Insurance Holdings Inc.; Vice President and General Counsel
C: Tom Mangold; Affirmative Insurance Holdings Inc.; President and CEO
C: Tim Bienek; Affirmative Insurance Holdings Inc.; Executive Vice President and CFO
C: Sean McPadden; Affirmative Insurance Holdings Inc.; Executive Vice President
P: Operator;;
P: Unidentified Speaker;;

+++ presentation
Operator: Good morning, ladies and gentlemen, and welcome to the Affirmative Insurance Holdings Inc. fourth quarter 2004 earnings conference call. My name is Bill, and I’ll be your call coordinator for today. All participants are in a listen-only mode. Following formal remarks by management, there will be a question-and-answer session. At the end of the call, I will review instructions for accessing replays of this conference call. I will now introduce David Snyder, Vice President and General Counsel. Please proceed, sir.

David Snyder: Good morning and welcome to the Affirmative Insurance Holdings 2004 fourth quarter earnings conference call. My name is David Snyder, Vice President and General Counsel of Affirmative. With me on the call today is Tom Mangold, President and Chief Executive Officer; Tim Bienek, Executive Vice President and Chief Financial Officer; and Sean McPadden, Executive Vice President.

We are pleased you have joined us for our earnings call. Today’s presentation will provide us with an opportunity to discuss results for our fourth quarter 2004 and give you a chance to ask questions after our formal remarks are concluded. Some housekeeping before we began — this conference call is being recorded, and all participants on the audio bridge are in a listen-only mode. Let me remind everyone that as a result of this conference call, Affirmative’s management may make forward-looking statements regarding assumed future results of the Company’s business, financial condition, and results of operations. These statements may refer to a future period or include such terms as “anticipate, estimate, expect, may, and should.” In connection with Safe Harbor provisions, the company cautions you that the forward-looking statements are subject to these risks, uncertainties, and assumptions, and actual results could differ materially from those that are indicated in our forward-looking statements. For a discussion of those factors, please refer to Affirmative’s periodic reports and documents filed with the Securities and Exchange Commission. The company is filing with the SEC a form 8-K, which will contain a news release announcing the 2004 fourth quarter results. If you have not received a copy of this news release, you may find it on the investor relations portion of our website www.affirmativeholdings.com or on the Web in the SEC’s database. With that, I’d like to introduce our President and Chief Executive Officer, Tom Mangold. Tom?

Tom Mangold: Thank you David and good morning everyone. Welcome to our fourth quarter conference call. First, I’d like to thank all of you for your continuing support of Affirmative. Before I start my review, I want to mention we were pleased with our reception at the recent NYSSA insurance conference in New York. It was nice seeing several of you there. Coming up next month is our participation at the Raymond James conference in Orlando and the Piper Jaffray conference in New York. We look forward to having the opportunity to meet some of you there as well and at additional conferences throughout 2005.

2004 was a breakout year for Affirmative. We assumed a separate and stand-alone identity, raised significant capital from our initial public offering and issuance of trust preferred securities and continued to build on our foundation to position us for solid growth and profitability into the future. The fourth quarter of 2004 delivered another good period of earnings in what is seasonally our weakest quarter, with strong year-on-year revenue growth. Although on a comparative basis, earnings were equal with the same quarter of 2003, I’d like to point out that the fourth quarter 2003 contained some one-time adjustments that Tim will provide more details on later. Absent these adjustments, net income was actually up 16.7% for the quarter. We continued to have favorable loss ratio development in the fourth quarter of 2004. We recognized profit-sharing commission of $4.9 million in the quarter, bringing the year-to-date total to $12.4 million. As we have told you in the past, we only recognize profit-sharing commissions on prior treaty years. As such, we have not recognized any profit-sharing commission in 2004 reported results from the 2004 treaty year contracts. We continue to see strong and stable underwriting margins, even with signs of increasing market competition. In terms of revenue growth, the fourth quarter revenues grew 19.7% over the same period last year, primarily due to increases in retained gross written premium, prior insurance companies, and increased fees and commissions in our agency segments.

Our total controlled premium grew 4.3% and fell slightly below our expectations for the quarter. The good news was our multiple distribution channel strategy benefited us in the quarter. Total controlled premiums from unaffiliated underwriting agencies increased 13% in the quarter, offsetting a slower one percent increase in our underwriting agencies in that quarter. We made a strategic decision to decrease our advertising spend in the fourth quarter of 2004, which acted as a drag on our growth in our retail distribution channel. We were in the process of revamping our creative and media strategies and chose to delay the expenditure of advertising dollars until the second week of January 2005. Thus far, although it is very early, growth in total controlled premium for our retail distribution channel is now trending up.

During 2004, we were also successful in growing our networks of independent agents to approximately 2,500 at year-end compared to the 1,800 we had for 2003. Expanding our independent agent distribution channel remains a focus for our company as competition increases. In 2004, we entered into a relationship with a new unaffiliated underwriting agency in California, and we are actively pursuing adding additional unaffiliated underwriting relationships to expand this distribution channel in 2005 and beyond. Based on some of your comments on our last conference call, we have included in our supplemental information total controlled premium by state for years 2003 and 2004. As you can see when you review the information, no single state dominates the course of production. Our largest state, Texas represents 28.3% of our total controlled premium. We are achieving excellent underwriting margins in each of our states. We realize there has been a lot of focus on Florida results in the last month or so. Florida represents about 8.9% of our total controlled premium, and our underwriting margins in Florida are in line with — in fact, slightly better than our overall results).

In the fourth quarter, we announced the issuance of trust preferred securities, and we contributed $29 million of the net proceeds to the surplus from our insurance companies. At December 31st 2004, the surplus from our insurance companies stood at $139.3 million. We did not renew our January reinsurance treaties and plan on retaining approximately 90% of our total controlled premium in 2005, up from approximately 53% in 2004. We also made a year-end strategic acquisition in Florida. In addition, in January of this year, we closed two separate transactions and acquired the assets of 12 retail stores, 11 of which are in our Houston DMA. These acquisitions were purchased with cash on-hand. As a result of these acquisitions, we are now conducting retail operations in six states through 181 company-owned stores and 42 franchise stores, producing approximately $200 million in non-standard automobile insurance premiums annually on behalf of our underwriting agencies, unaffiliated underwriting agencies, and other unaffiliated insurance companies. With the acquisition in Florida, we also obtained a new model for growth; franchising. We believe franchising will give us the ability to more quickly expand and extend our brand and leverage expenses such as advertising over a larger base. In the coming quarters, I will be updating you on our franchise model as we begin to roll it out in selected geographies.

2004 was a banner year for Affirmative. We grew total controlled premiums just over five percent and total revenues 19 percent, producing a 32 percent growth in net income. We achieved a return on equity of 15.3 percent, with only modest levels of debt at year-end. And in 2005, we will continue to execute on our growth initiatives but will also continue to focus on improving our operating efficiencies. During the last half of 2005, we will begin to roll out a new common operating platform, which we expect to provide long-term operating efficiencies. We also expect to improve operating efficiencies as we integrate our recent acquisition.

We have a positive outlook and have increased our guidance for 2005 from $1.85 to $2.05 to $1.90 to $2.10 per diluted share on recent events and acquisitions. With that, I will now turn it over to Tim who will go over the financial highlights for the quarter. Tim?

Tim Bienek: Thanks Tom. Before I discuss the highlights of the financial results for the quarter I want to briefly cover the logistics on where to find our supplemental financial information. As we mentioned in our press release, we have posted supplemental financial data on our Web site, www.affirmativeholdings.com. This data pertains to all four quarters of 2004 and 2003. We’ve also posted quarterly pro forma financial results for all four quarters of 2003, which should be helpful in comparing our financial results for 2004 to the prior year.

Net income for the fourth quarter of 2004 was $5.7 million, flat with the pro forma net income for the same period of 2003. As was mentioned in our earnings release, we had one-time items that occurred in the fourth quarter of 2004 that makes it more challenging to make the year-over-year comparison. Absent these one-time adjustments, net income for the fourth quarter of 2004 would have increased 15.9% as compared to the same period in the prior year. To provide additional detail — in the fourth quarter of 2003, we had a release of revenue deferrals which had a favorable impact of $786,000 after-tax on the consolidated earnings. This release was the result of accounting recognition for deferrals following the December 31st 2003 reinsurance transaction, where Affirmative assumed the in-force non-standard automobile business that was previously ceded to Vesta.

Consolidated revenues for the fourth quarter of 2004 were $76.7 million, an increase of 19.7% of our pro forma revenues for the fourth quarter of 2003. The increase in revenues was primarily attributable to increased retention of total controlled premiums in the quarter by our insurance companies. In the fourth quarter 2004, we retained 65% of total controlled premiums compared to 47.9% on a pro forma basis in the fourth quarter of 2003.

Net income from the agency segment was $2.7 million in the fourth quarter of 2004, a $2.2 million decrease from the fourth quarter of 2003. As was previously mentioned, the fourth quarter 2003 results were favorably impacted by the $786,000 after-tax release of revenue deferrals, which was all in the agency segment.

Agency segment revenues for the fourth quarter were $40.7 million, an increase of four percent as compared to the prior year. The agency segment expenses in the fourth quarter were $36 million, an increase of 15% compared to the fourth quarter of 2003. The increase in expenses in excess of the growth in revenues was primarily attributable to legal expenses, franchise tax expenses, and an increase in an accrual for commission in one of our underwriting agencies.

Net income in the insurance segment was $3.5 million for the quarter, as compared to $1 million in pro forma net income for the fourth quarter of 2003. Revenues were $61.3 million in the fourth quarter, an increase of 22.9% compared to pro forma revenues for the same period of the prior year. The combined ratio in the fourth quarter was 92.5% compared to pro forma combined ratio of 96.8% for the fourth quarter of 2003. The combined ratio in the fourth quarter of 2004 was favorably impacted by 1.5 points, by the release of loss reserves related to an assumed aggregate of excess of loss reinsurance contract.

The uptick in the loss from equity interest in unconsolidated subsidiaries in our fourth quarter was the result of our decision to write down the remainder of our investment in Harbor Insurance Managers. In the fourth quarter of 2004, our after-tax loss for equity interest and unconsolidated subs was $317,000. That compared sequentially to a loss of $173,000 in the third quarter of 2004.

As Tom mentioned, the statutory surplus in our insurance companies increased to $139.3 million at the end of the fourth quarter of 2004, up from $105.9 million at the end of the prior quarter, and this was the result of the contribution of $29 million of the proceeds from our issuance of trust preferred securities in the quarter, along with some additional net income.

As was mentioned in the earnings release, and also in Tom’s remarks, we expect to increase our retention of total controlled premiums to approximately 90% in 2005, up from 52.8% for the full year of 2004.

As of December 31st 2004, our net reinsurance receivable from Vesta was $10.3 million, which is up from $4.6 million as of September 30th 2004. The increase in the net reinsurance receivable is the result of increased premium receivables on business ceded to us by Vesta. The trust account has been established by Vesta to collateralize this obligation, and has $8.9 million of securities in the trust. We have recently notified Vesta that we need to increase the collateral trust an additional $1.4 million.

As of December 31st 2004, our book value per share was $12.19, and our tangible book value per share was $7.10. As Tom mentioned, and also we mentioned in the press release for 2005, we’ve moved our range of earnings guidance up by a nickel, and we’ve moved that up to $1.90 per share, to $2.10 per diluted share. This earnings guidance was based on fully diluted shares of 17.1 million, and it doesn’t include any assumptions for any additional acquisitions. With that, that concludes our formal remarks, and we would like to open up the call for questions.

Operator: Thank you very much, sir. Ladies and gentlemen, if you have a question, please key star one now on your touchtone telephone. If your question has been answered, or you wish to withdraw your question at anytime, please key star two. Questions will be taken in the order they are received. Please key star one now to begin. And we will wait one moment to compile a list of questions. Again ladies and gentlemen, that’s star one for a question. And at this time, sir, you have no questions.

Tom Mangold: Well, let’s wait a minute, I’m sure somebody will come up with a question.

Operator: OK, again, ladies and gentlemen, if you have a question please key star one now.

Mangold: All right then, we must have done a nice job on providing information, so we look forward to your continued support and next year.

Operator: Thank you very much, ladies and gentlemen, for your participation in today’s conference call. I will now give over the replay instructions. A webcast replay of this call can be accessed approximately one hour from now. You may access the replay from the link on Affirmative Investor Relations Website at www.affirmativeholdings.com. Affirmative holdings is all one word. The replay will be available for 30 days. You may also access a phone replay by dialing 1-888-286-8010 or 1-617-801-6888 and entering the pass code 34228396. The phone replay will be available through March 3rd. Written instructions on how to access these replays will be found at the end of Affirmative’s fourth quarter earnings release. Thank you very much for your participation and you may now disconnect. Have a good day.